Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Investor Relations:

Ben Stephen
Director, Investor Relations
703-904-5539
bstephen@quadramed.com

David L. Piazza
Vice President, Finance
703-742-5312
dpiazza@quadramed.com

QUADRAMED EXECUTIVES CANCEL 10b5-1 TRADING PLANS, WITHOUT

MAKING ANY TRADES UNDER THE PLANS

Reston, Virginia – (June 9, 2004) QuadraMed® Corporation (OTCBB:QMDC.OB) announced today that Lawrence P. English, Chairman and Chief Executive Officer, Michael S. Wilstead, President and Chief Operating Officer and Dean A. Souleles, Executive Vice President and Chief Technology Officer have advised QuadraMed that effective June 4, 2004, they terminated their pre-arranged trading plans that were established in accordance with SEC Rule 10b5-1, without making any trades under the plans. The adoption of the plans was previously disclosed by QuadraMed in a form 8-K filed on May 13, 2004. Under the plans, approximately 110,000 shares of QuadraMed’s common stock were to be sold. The proceeds from these transactions were intended to cover the required withholdings taxes resulting from the vesting of restricted stock originally granted to Messrs. English, Wilstead and Souleles in 2001 and 2002.

About QuadraMed Corporation

QuadraMed is dedicated to improving healthcare delivery by providing innovative healthcare information technology and services. From clinical and patient information management to revenue cycle and health information management, QuadraMed delivers real-world solutions that help healthcare professionals deliver outstanding patient care with optimum efficiency. Behind our products and services is a staff of more than 850 professionals whose experience and dedication to service has earned QuadraMed the trust and loyalty of customers at more than 1,900 healthcare provider facilities. To find out more about QuadraMed, visit www.quadramed.com.

Cautionary Statement on Risks Associated with QuadraMed’s Forward-Looking Statements

This press release contains forward-looking statements by QuadraMed within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should,” “could,” and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement except as required by law. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities and Exchange Commission (“SEC”).

QuadraMed’s SEC filings can be accessed through the Investor Relations section of our website, www.quadramed.com, or through the SEC’s EDGAR Database at www.sec.gov (QuadraMed has EDGAR CIK No. 0001018833).

Note to editors: QuadraMed is a registered trademark of QuadraMed Corporation. All other trademarks are the property of their respective owners.

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